June 2008
Pricing Sheet dated June 23, 2003 relating to
Preliminary Pricing Supplement No. 669 dated May 22, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities

Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JUNE 23, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$20,476,000
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS (see “Commissions and Issue Price” below)
Pricing date:	June 23, 2008
Original issue date:	June 30, 2008 (5 business days after the pricing date)
Maturity date:	June 30, 2010
Payment at maturity:
At maturity, you will receive an amount per Buffered PLUS equal to:
•  If the final natural gas price is greater than the initial natural gas price:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•  If the final natural gas price is less than or equal to the initial natural gas price but greater than or equal to 85% of the initial natural gas price, meaning the price of natural gas has declined by an amount less than or equal to the buffer amount of 15%:
$1,000
•  If the final natural gas price is less than 85% of the initial natural gas price, meaning the price of natural gas has declined by an amount greater than the buffer amount of 15%:
($1,000 x commodity performance factor) + $150
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $150 per Buffered PLUS at maturity.

Maximum payment at maturity:	$1,525 per Buffered PLUS (152.50% of the stated principal amount of the Buffered PLUS)
Minimum payment at maturity:	$150 per Buffered PLUS (15% of the stated principal amount of the Buffered PLUS)
Leveraged upside payment:	$1,000 x commodity percent increase x leverage factor
Commodity percent increase:	(final natural gas price – initial natural gas price) / initial natural gas price
Leverage factor:	300%
Commodity performance factor:	final natural gas price / initial natural gas price
Initial natural gas price:	$13.203, which is the natural gas price on the pricing date
Final natural gas price:	The natural gas price on the valuation date
Natural gas price:
On any day, the official settlement price per one million British thermal units of the near-month futures contract for natural gas, stated in U.S. dollars, as made public by the relevant exchange on such date.

Valuation date:	June 23, 2010, subject to adjustment for certain market disruption events
Relevant exchange:	NYMEX Division, or its successor, of the New York Mercantile Exchange
CUSIP:	6174466T1
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS	100%	2%	98%
Total	$20,476,000	$409,520	$20,066,480
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $992.50 per Buffered PLUS.  Please see the cover page of the accompanying preliminary pricing supplement for further details.
(2) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 669 dated May 22, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.